Exhibit 16.2

Marcum    &    Kliegman       LLP

______________________________________________

Certified   Public   Accountants   &   Consultants

A Limited Liability Partnership Consisting of Professional Corporations

October 22, 2004

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, D.D.  20549

Commissioners:

We have read the statements made by Loyalty Point, Inc. under Item 4(b), which was filed with the Commission on or about October 21, 2004, as part of the Company’s Form 8-K dated October 15, 2004.  We agree with the statements concerning our Firm in such Form 8-K, except we are not in a position to agree or disagree with the statements concerning the actions of the Board of Directors of Loyalty Point, Inc.

Very truly yours,

/s/ Marcum & Kliegman LLP